Exhibit 10.17

February 18, 2003

Mr. Tim Conley

4114 Cranford Circle

San Jose, California 95124

Dear Tim:

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. (the “Company”) in the position of Senior Financial Advisor, reporting to the Company’s Chief Financial Officer, on the terms and conditions set forth below.

Effectiveness of this Agreement. This offer is effective upon and subject to the Closing, as that term is defined in the Agreement and Plan of Reorganization and Merger, dated February 18, 2003, between the Company, Valicert, Inc. and Velocity Acquisition Sub, Inc. (the “Merger Agreement” and the transactions contemplated therein the “Merger”). This offer is further conditioned upon you and Valicert, Inc. not modifying, enhancing or altering in any way your current employment arrangement with Valicert, Inc., prior to the Closing, without the Company’s express, written consent, which will not be unreasonably withheld. The foregoing restriction includes, but is not limited to, entering into any new agreements or arrangements, or modifying any existing agreements, with respect to compensation, benefits, loans (including payment terms, interest and/or loan forgiveness), employment terms, stock options or grants, change in control contingencies and severance or termination payments.

Term and Duties. You will begin your employment with the Company upon the Closing and you will assist the Company with transition issues arising out of the Merger for a period of one (1) month from the date of the Closing (the “Initial Term”). After the expiration of the Initial Term, you will remain employed by the Company as a consultant for a period of twelve (12) months (the “Consulting Term”) pursuant to the terms and conditions set forth below.

Salary and Benefits. During the Initial Term, your salary will be $171,000 on an annualized basis, payable in accordance with the Company’s standard payroll procedures (“Base Salary”) and subject to normal tax withholdings. You will also be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit programs and arrangements (collectively, the “Employee Benefits”) available to employees of the Company generally, subject to the terms and conditions of those Employee Benefit plans and as may be amended from time to time.

Consulting Term. So long as the Company does not terminate your employment for “Cause” (as defined below) during the Initial Term, once the Initial Term has expired, and provided you execute a waiver and release agreement releasing any and all potential claims you may have against the Company, you will be eligible to receive an amount equal to twelve (12) months of your Base Salary plus a bonus in the amount of $27,000, payable on the Company’s regular payroll schedule (the “Consulting Payment”). In addition, during the Consulting Term you will be eligible to participate in all Employee Benefit plans and programs applicable to employees of the Company generally. During the Consulting Term you will continue to abide by the Company’s Proprietary Information and Inventions Agreement and the Duty of Loyalty, as discussed below. After the expiration of the Consulting Term, you will not be entitled to any further compensation, payments or benefits from the Company.

Cause. In the event that your employment is terminated by the Company for Cause during the Employment Term then you shall not be eligible to receive any part of the Severance Payment and shall only be entitled to receive payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued but unused vacation and vested benefits to which you are entitled in accordance with the terms of any applicable Employee Benefit plan. For purposes of this agreement, “Cause” means your: (i) willful or continued failure to substantially perform your duties as determined by the Company, provided you have received notice of the deficient performance and a period of not less than fifteen (15) calendar days to demonstrate that you have cured the deficient performance, unless the Company reasonably determines that any such misconduct is incapable of cure; (ii) conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony or other crime involving moral turpitude; (iii) willful or negligent engagement in conduct that is materially injurious to the Company, financially or otherwise; or (iv) breach of any material term of this agreement.

Proprietary Information and Duty of Loyalty. As a condition of employment, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is being provided to you with this agreement. Please read and sign it and return it to Bernard J. Cassidy, the Company’s General Counsel.

Federal Immigration Compliance: In accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States. The Company requests that you provide proper documentation on your first day at work and, in any event, it must be provided to the Company no later than three (3) business days from your date of hire.

Miscellaneous. This agreement, together with the Proprietary Information and Inventions Agreement and any plan documents governing Employee Benefits, contain all the understandings between you and the Company with respect to your employment with the Company and supersedes all other prior agreements and understandings, whether oral or in writing. No provision of this agreement may be amended or waived unless agreed to in writing, signed by you and a duly authorized officer of the Company. This agreement will be governed by and construed in accordance with the laws of the State of California.

We hope you agree that you have a great contribution to make to the Company, and that you will find working here a rewarding experience. To indicate your acceptance of this offer of employment on the terms and conditions set forth above, please sign and date this confirmation form and return it to the Company.

This offer will terminate at midnight on February 18, 2003.

/s/    DOUGLAS A. SABELLA

Douglas A. Sabella

President and Chief Operating Officer

Tumbleweed Communications Corp.

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications Corp. effective upon and subject to the Closing of the Transaction.

/s/ TIM CONLEY	2/18/03
Tim Conley	Date

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